Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Orchestra BioMed Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(g)	1,425,000(2)	$11.50(3)	$16,387,500.00	$0.00014760	$2,418.80
	Equity	Common Stock,par value $0.0001 per share	457(g)	507,841(4)	$9.01(5)	$4,575,647.41	$0.00014760	$675.37
	Equity	Common Stock, par value $0.0001 per share	457(c)	22,221,440(6)	$6.82(7)	$151,550,220.80	$0.00014760	$22,368.81
	Equity	Warrants to purchase Common Stock	457(i)	750,000(8)	—	—	—	—(9)
Fees previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$172,513,368.21		$25,462.98
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$25,462.98

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of 1,425,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Orchestra BioMed Holdings, Inc. (the “Company”), issuable upon the exercise of (i) 750,000 HSAC2 Warrants (as defined in this registration statement) by the holders thereof and (ii) 675,000 Officer and Director Warrants (as defined in this registration statement) by the holders thereof.
(3)	The price per share is the exercise price per HSAC2 Warrant and per Officer and Director Warrant of $11.50 per share.
(4)	Consists of 507,841 shares of Common Stock, issuable upon the exercise of 507,841 Orchestra Warrants (as defined in this registration statement) by the holders thereof.
(5)	The price per share is the weighted average exercise of the Orchestra Warrants of $9.01 per share.

(6)	Consists of 22,221,440 shares of Common Stock registered for resale by the Selling Securityholders named in this registration statement, including (i) 10,675,809 Orchestra Affiliate Shares (as defined in this registration statement); (ii) 10,070,645 Sponsor Shares (as defined in this registration statement); (iii) 22,279 shares of Common Stock issued to certain Selling Stockholders in May 2023 in connection with the exercise of Company warrants, (iv) 750,000 shares of Common Stock issuable upon the exercise of HSAC2 Warrants by the holders thereof; (v) 675,000 shares of Common Stock issuable upon the exercise of Officer and Director Warrants by the holders thereof and (vi) 27,707 shares of Common Stock issuable upon the exercise of warrants issued to certain lenders of the Company.
(7)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per is based on the average of the high and low prices of the Common Stock on the Nasdaq Global Market on October 9, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).
(8)	Represents the resale of 750,000 HSAC2 Warrants.
(9)	In accordance with Rule 457(i), the entire registration fee for the HSAC2 Warrants is allocated to the shares of Common Stock underlying such warrants, and no separate fee is payable for the HSAC2 Warrants.